Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:	Julie Albrecht
(425) 453-9400

ESTERLINE AUTHORIZES ADDITIONAL $200 MILLION

SHARE REPURCHASE

BELLEVUE, Wash., March 12, 2015 – Esterline Corporation (NYSE: ESL) (www.esterline.com), a leading specialty manufacturer serving the global aerospace and defense markets, today announced that its board of directors has approved an increase to its stock repurchase program, authorizing the company to repurchase in the aggregate up to an additional $200 million of its outstanding common stock. The increase brings the company’s total authorization to $400 million. The initial $200 million buyback program was announced in June 2014 and has approximately $70 million remaining for repurchases.

“This additional stock repurchase authorization reflects the board’s and the management team’s confidence in Esterline’s long-term strategy to drive profitable growth, increase margins and improve our return on invested capital,” said Curtis Reusser, Chief Executive Officer of Esterline.

The company also announced that Jerry D. Leitman and Henry W. (Jay) Winship stepped down from the company’s board of directors at its most recent regular meeting, held on March 11, 2015. Mr. Leitman, who retired from the board in accordance with company policy, has been a member of Esterline’s board of directors since 1998 and has recently served as the Chair of its Nominating & Corporate Governance Committee and as a member of its Compensation Committee. Mr. Winship has been a member of the board of directors since 2012 and has recently served as a member of both the Compensation Committee and Strategy & Technology Committee.

Reusser said, “On behalf of the company and the board of directors, I’d like to thank Jay and Jerry for their contributions and service to Esterline. Their expertise and deep experience have been extremely valuable to us and our shareholders, particularly in our recent charting of a new strategic course for the company.”

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Page 2 of 2 Esterline Authorizes Additional $200 Million Share Repurchase

Winship, a Principal and Senior Managing Director at Relational Investors LLC, added, “Esterline has proven to be an excellent investment over the last five years and the company’s management team and the board are well positioned to execute against their strategic plan. We have accomplished our objectives and our work with the company is an excellent example of Relational’s style of collaborative and persistent engagement with our portfolio companies to create significant long-term shareholder value. I am grateful to Curtis and fellow board members for the opportunity to work with them in serving the company’s shareholders.”

Leitman, retired Chairman and CEO of FuelCell Energy, added, “It has been a pleasure working with the team at Esterline for the past 17 years. I have seen the company grow and evolve during that time and I look forward to seeing even more success from Esterline in the years to come.”

About Esterline

Esterline Corporation is a leading worldwide supplier to the aerospace and defense industry specializing in three core areas: Advanced Materials; Avionics & Controls; and Sensors & Systems. With annual sales approaching $2 billion, Esterline employs roughly 12,000 people worldwide. Operations within the Advanced Materials segment focus on technologies including high-temperature-resistant materials and components used for a wide range of military and commercial aerospace purposes, and combustible ordnance and electronic warfare countermeasure products. Operations within the Avionics & Controls segment focus on technology interface systems for commercial and military aircraft and similar devices for land- and sea-based military vehicles, cockpit integration systems, secure communications systems, specialized medical equipment, and other high-end industrial applications. The Sensors & Systems segment includes operations that produce high-precision temperature and pressure sensors, specialized harsh-environment connectors, electrical power distribution equipment, and other related systems principally for aerospace and defense customers.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.